Exhibit 99.2

You should read the following risk factors carefully in connection with evaluating our business. Any of the following risks could materially adversely affect our business, operating results and financial condition. While we believe we have identified and discussed below the key risk factors affecting our business, there may be additional risks and uncertainties that are not presently known or that are not currently believed to be significant that may adversely affect our business, performance or financial condition in the future.

We operate in a highly competitive industry, which may affect our profitability.

The food industry is highly competitive. We compete based on price, product innovation, product quality, brand recognition and loyalty, effectiveness of marketing, promotional activity and the ability to identify and satisfy consumer preferences.

From time to time, we may need to reduce our prices in response to competitive and customer pressures and to maintain our market share. Competition and customer pressures may also restrict our ability to increase prices in response to commodity and other input cost increases. Our results of operations will suffer if profit margins decrease, as a result of a reduction in prices, increased input costs or other factors, and if we are unable to increase sales volumes to offset those profit margin decreases.

Retailers are increasingly offering retailer brands that compete with some of our products. It is important that our products provide higher value and/or quality to our consumers than less expensive alternatives. If the difference in value or quality between our products and those of retailer brands narrows, or if such difference in quality is perceived to have narrowed, then consumers may not buy our products. Furthermore, during periods of economic uncertainty, such as have been experienced in the recent past and may be experienced in the future, consumers tend to purchase more retailer brands or other economy brands, which could reduce sales volumes of our products or shift our product mix to our lower margin offerings. If we are not able to maintain or improve our brand image or value proposition, it could have a material effect on our market share and our profitability.

We may also need to increase spending on marketing, advertising and new product innovation to protect existing market share or increase market share. The success of our investments is subject to risks, including uncertainties about trade and consumer acceptance. As a result, our increased expenditures may not maintain or enhance market share and could result in lower profitability.

The consolidation of retail customers, the loss of a significant customer, or a material reduction in sales to a significant customer could affect our operating margins, our profitability, our sales and our results of operations.

Retail customers, such as supermarkets, warehouse clubs and food distributors in the United States, the European Union and our other major markets, continue to consolidate. These consolidations have produced large, sophisticated customers with increased buying power. These larger retailers, capable of operating with reduced inventories, can resist price increases and demand lower pricing, increased promotional programs and specifically tailored products. They also may use shelf space currently used for our products for their own retailer brands. The consolidation of retail customers also increases the risk that a severe adverse impact on their business operations could have a corresponding material adverse effect on us. Also, our retail customers may be affected by recent economic conditions. For example, they may not have access to funds or financing and that could cause them to delay, decrease or cancel purchases of our products, or to not pay us or to delay paying us for previous purchases.

During 2008, our five largest customers accounted for approximately 27% of our net revenues, with our largest customer, Wal-Mart Stores, Inc., accounting for approximately 16% of our net revenues. There can be no assurance that all significant customers will continue to purchase our products in the same quantities that they have in the past. The loss of any one of our significant customers or a material reduction in sales to a significant customer could have a material adverse effect on our sales and results of operations.

Increased price volatility for commodities we purchase may affect our profitability.

We are a major purchaser of commodities, including dairy, coffee, cocoa, wheat, corn products, soybean and vegetable oils, nuts, meat products, and sugar and other sweeteners. We also use significant quantities of plastic, glass and cardboard to package our products, and natural gas for our factories and warehouses. Price volatility for commodities we purchase has increased due to conditions outside of our control, including recent economic conditions, currency fluctuations, availability of supply, weather, consumer demand and changes in governmental agricultural programs. Although we monitor our exposure to commodity prices as an integral part of our overall risk management program, continued volatility in the prices of commodities we purchase could increase the costs of our products and services, and our profitability could suffer.

Our product sales depend on our ability to predict, identify and interpret changes in consumer preferences and demand, and on our ability to develop and offer new products rapidly enough to meet those changes.

Consumer preferences for food products change continually. Our success depends on our ability to predict, identify and interpret the tastes and dietary habits of consumers and to offer products that appeal to those preferences.

If we do not succeed in offering products that appeal to consumers, our sales and market share will decrease, and our profitability could suffer. We must be able to distinguish among short-term fads, mid-term trends and long-term changes in consumer preferences. If we are unable accurately to predict which shifts in consumer preferences will be long-term, or if we fail to introduce new and improved products to satisfy those preferences, our sales could decline. In addition, because of our varied consumer base, we must offer a sufficient array of products to satisfy the broad spectrum of consumer preferences. If we fail to expand our product offerings successfully across product categories or if we do not rapidly develop products in faster growing and more profitable categories, demand for our products will decrease and our profitability could suffer.

Prolonged negative perceptions concerning the health implications of certain food products could influence consumer preferences and acceptance of some of our products and marketing programs. For example, recently, consumers have been increasingly focused on health and wellness, including weight management and sodium consumption. Although we strive to respond to consumer preferences and social expectations, we may not be successful in these efforts. Continued negative perceptions and failure to satisfy consumer preferences could decrease demand for our products and adversely affect our profitability.

Legal claims or other regulatory enforcement actions could affect our sales, reputation and profitability.

As a large food company that operates in a highly regulated, highly competitive environment with growing retailer power and a constantly evolving legal and regulatory framework around the world, we are subject to heightened risk of legal claims or other regulatory enforcement actions. Legal claims or regulatory enforcement actions arising out of our failure or alleged failure to comply with applicable laws and regulations could adversely affect our sales, reputation and profitability.

In particular, selling products for human consumption involves inherent risks. We could be required to recall products due to product contamination, spoilage or other adulteration, product misbranding or product tampering. We may also suffer losses if our products or operations violate applicable laws or regulations, or if our products cause injury, illness or death. In addition, our marketing could be the target of claims of false or deceptive advertising or other criticism. A significant product liability or other legal judgment or a related regulatory enforcement action against us, or a widespread product recall, may adversely affect our profitability. Moreover, even if a product liability or consumer fraud claim is unsuccessful, has no merit or is not pursued, the negative publicity surrounding assertions against our products or processes could adversely affect our sales, reputation and profitability.

Increased regulation could increase our costs and affect our profitability.

Food production and marketing are highly regulated by a variety of federal, state, local and foreign agencies. New regulations and changes to existing regulations are issued regularly. Increased governmental regulation of the food industry, such as proposed requirements designed to enhance food safety or to regulate imported ingredients, could increase our costs and adversely affect our profitability.

As a multinational corporation, our operations are subject to additional risks.

We generated approximately half of our 2008 sales, 43% of our 2007 sales and 40% of our 2006 sales outside the United States. If our potential acquisition of Cadbury plc is successful, the percentage of the combined company’s sales generated outside of the United States will increase. With operations in over 70 countries, our operations are subject to risks inherent in multinational operations, including:

•	fluctuations in currency values,

•	unpredictability of foreign currency exchange controls,

•	discriminatory fiscal policies,

•	compliance with a variety of local regulations and laws,

•	changes in tax laws and the interpretation of such laws,

•	difficulties enforcing intellectual property and contractual rights in certain jurisdictions,

•	difficulties in staffing and managing operations and logistical and communication challenges, and

•	greater risk of uncollectible accounts and longer collection cycles.

In addition, certain jurisdictions could impose tariffs, quotas, trade barriers, and other similar restrictions on our sales. Moreover, our business operations could be interrupted and negatively affected by economic changes, geopolitical regional conflicts, terrorist activity, political unrest, civil strife, acts of war, and other economic or political uncertainties. All of these risks could result in increased costs or decreased revenues, either of which could adversely affect our profitability.

If we are unable to expand our operations in certain emerging markets, our growth rate could be negatively affected.

In 2007, we unveiled our strategies to grow our operations with increased focus on emerging markets, especially Brazil, Russia, China and other regions of Southeast Asia. The success of our operations depends in part on our ability to grow our business in these and other emerging markets. In some cases, emerging markets have greater political and economic volatility and greater vulnerability to infrastructure and labor disruptions. In addition, emerging markets are becoming more competitive as other companies grow globally and local, low cost manufacturers expand their production capacities. If we are unable to increase our business in emerging markets, our market share and profitability could be adversely affected.

We may not be able to consummate proposed acquisitions or divestitures successfully or integrate acquired businesses successfully.

From time to time, we may evaluate additional acquisition candidates in the future that would strategically fit our business objectives. If we are unable to complete acquisitions, or integrate successfully and develop these businesses to realize revenue growth and cost savings, our financial results could be adversely affected. In addition, from time to time, we divest businesses that do not meet our strategic objectives, or do not meet our growth or profitability targets. Our profitability may be affected by either gains or losses on the sales of, or lost operating income from, those businesses. Also, we may not be able to complete desired or proposed divestitures on terms favorable to us. Moreover, we may incur asset impairment charges related to acquisitions or divestitures, which may reduce our profitability. Finally, our acquisition or divestiture activities may present financial, managerial and operational risks, including diversion of management attention from existing core businesses, difficulties integrating or separating personnel and financial and other systems, adverse effects on existing business relationships with suppliers and customers, inaccurate estimates of fair value made in the accounting for acquisitions and amortization of acquired intangible assets which would reduce future reported earnings, potential loss of customers or key employees of acquired businesses, and indemnities and potential disputes with the buyers or sellers. Any of these activities could affect our product sales, financial condition and results of operations.

Business process improvement initiatives to simplify and harmonize our business processes may fail to operate as designed and intended.

We regularly implement business process improvement initiatives to simplify and harmonize our systems processes and to optimize our performance. Our current business process initiatives include, but are not limited to, our reorganization of our European operations, the delivery of a SAP enterprise resource planning application, and the outsourcing of certain administrative functions. If our business process improvement initiatives fail, our ability to improve existing operations, achieve anticipated cost savings and support future growth could be delayed.

The effects of volatile economic conditions on the credit markets and changes in our credit ratings could adversely affect our liquidity.

We use our commercial paper program, in addition to international credit lines, for daily funding requirements. In the event that we were unable to access the commercial paper markets, as a result of a downgrade in our credit ratings, disruptions in the commercial paper market or otherwise, and we were unable to satisfy our daily funding requirements, including refinancing any outstanding commercial paper, we would expect to draw on our $4.4 billion revolving credit facility. If such facility, which expires in April 2010, were not then available to us, our liquidity would be negatively affected and we would be required to take other steps to support our liquidity. There can be no assurance that any alternative sources of liquidity would be available at such time or what the terms of and costs associated with any such alternative sources would be. In addition, our credit rating depends generally on the amount of our debt and our ability to service our debt. A downgrade in our credit ratings, including as a result of incurring additional debt, would likely reduce the amount of commercial paper that we could issue, and could raise our borrowing costs for both short-term and long-term debt offerings.

Volatility in the equity markets or interest rates could substantially increase our pension costs and have a negative impact on our operating results and profitability.

At the end of 2008, the projected benefit obligation of our defined benefit pension plans was $9.3 billion and assets were $7.0 billion. The difference between plan obligations and assets, or the funded status of the plans, significantly affects the net periodic benefit costs of our pension plans and the ongoing funding requirements of those plans. Among other factors, changes in interest rates, mortality rates, early retirement rates, investment returns and the market value of plan assets can (a) affect the level of plan funding, (b) cause volatility in the net periodic pension cost, and (c) increase our future funding requirements. In addition, if we divest certain businesses, we may be required to increase future contributions to the benefit plans and the related net periodic pension cost could increase.

We expect to make approximately $410 million in contributions to our pension plans in 2009, which is approximately $190 million more than we made in 2008. We also expect that our net pension cost will increase by approximately $175 million to approximately $415 million in 2009. Volatile economic conditions increase the risk that we may be required to make additional cash contributions to the pension plans and recognize further increases in our net pension cost beyond 2009.

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